Exhibit 99.1

Callidus Software Names Robert Youngjohns
President and CEO

Global High Tech Veteran Joins
Enterprise Incentive Management Industry Leader

San Jose, CA – April 28, 2005 – Callidus Software Inc. (NASDAQ: CALD), an industry leader in Enterprise Incentive Management (EIM), today announced the appointment of Robert H. Youngjohns as its new President and CEO. Youngjohns will join the company May 31st, replacing Interim President and CEO, David Pratt. Pratt will remain on the Board of Directors. Youngjohns, who comes from Sun Microsystems, Inc. (NASDAQ: SUNW ) and IBM Corporation (NYSE: IBM), brings more than 30 years of global business leadership experience in the technology industry to Callidus Software.

“The CEO search has come to a successful conclusion,” said Mike Braun, Chairman of the Board of Directors, Callidus Software. “Robert Youngjohns clearly understands Callidus Software’s customers in terms of their incentive compensation challenges and opportunities, as he has lived them in real-time while directing global sales and field operations at both Sun Microsystems and IBM Corporation. He is also a great fit with the company’s culture. We are pleased to have Robert join our management team to lead the company into the next phase of our development and growth.”

“As Executive Vice President of Strategic Development and Sun Financing, I was in the position to evaluate a number of exciting market-leading opportunities, but only Callidus Software had the right combination of attributes that captured my attention,” said Youngjohns. “My decision to join Callidus Software was solidified by a number of key factors, including the size of the market opportunity, the breadth of its TrueComp product offering, and its marquee customer base. These attributes clearly set the company apart from other vendors in the EIM space, and position Callidus Software as a leading best-of-breed solution provider. I believe that Callidus and its strategic partners will continue to enable enterprises to drive revenue and maximize profits through effective incentive management for salespeople, agents, distributors, retailers, and other key constituents in the sales channel.”

Prior to joining Callidus Software, Youngjohns was Executive Vice President of Strategic Development and Sun Financing, where he was responsible for driving new strategic opportunities for the company. Previously, Youngjohns was Executive Vice President of Sun’s global sales organization, responsible for providing a consistent, integrated and responsive customer experience through a single group incorporating all of Sun’s sales organizations worldwide.

Before joining Sun, Youngjohns spent 15 years at IBM in a variety of roles, ranging from systems engineering to general management. He has extensive experience in international sales, marketing and business development in the Americas, Asia and Europe. Youngjohns holds an M.A. (with Honors) in Physics and Philosophy from Oxford University.

About Callidus Software
 Founded in 1996, Callidus Software (www.CallidusSoftware.com) is an industry leading enterprise incentive management (EIM) provider to global companies across multiple industries. Callidus’ EIM systems allow enterprises to develop and manage incentive compensation linked to the achievement of strategic business objectives. Through its TrueComp®Grid architecture, Callidus delivers the industry’s only EIM solution that combines the power and scalability of grid computing with the flexibility of rules-based interface. Customers/Partners include AOL Time Warner Corporation, AT&T Wireless, BMC Software, CUNA Mutual, DIRECTV, Dun & Bradstreet, IBM, Pennzoil-Quaker State Company, SBC Communications and Sun Microsystems. Callidus is publicly traded on the NASDAQ under the symbol CALD.

2005 All rights reserved. Callidus Software, the Callidus Software logo, Everyone Profits, TrueChannel, TrueComp, TrueComp Grid, TrueInformation, TruePerformance, TrueReferral, and TrueResolution are trademarks of Callidus Software Inc. All other trademarks are the property of their respective owners.

Press Contact:
Jane Le Fevre
Callidus Software Inc.
(408) 808-6511
jlefevre@callidussoftware.com